UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 15, 2016

Gladstone Capital Corporation

(Exact name of Registrant as Specified in Charter)

Maryland	814-00237	54-2040781
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1521 Westbranch Drive, Suite 100 McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 287-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2016, Gladstone Capital Corporation (the "Company") appointed Nicole Schaltenbrand, the Company’s current Chief Accounting Officer, as Chief Financial Officer and Treasurer.

Ms. Schaltenbrand, age 33, has served as Chief Accounting Officer of the Company since November 2015. From May 2012 to November 2015, Ms. Schaltenbrand served as a senior manager of SEC reporting and accounting policy at National Rural Utilities Cooperative Finance Corporation. From September 2004 through May 2012, Ms. Schaltenbrand worked in the assurance practice at KPMG LLP where she attained the level of senior audit manager. She received a Bachelor of Science in Accounting from the Pennsylvania State University and is a licensed CPA in the Commonwealth of Virginia.

The Company does not pay cash compensation or provide other benefits directly to Ms. Schaltenbrand or to any of its other executive officers. Ms. Schaltenbrand is an employee of Gladstone Administration, LLC (the "Administrator"), which is compensated for the services it provides to the Company pursuant to the terms of an administration agreement between the Company and the Administrator (the "Administration Agreement"). Pursuant to the Administration Agreement, the Company makes payments equal to its allocable portion of the Administrator’s expenses incurred while performing services to the Company, which are primarily rent and salaries and benefits expenses of the Administrator’s employees including, but not limited to, the Company's allocable portion of the salary and bonus of Ms. Schaltenbrand.

Melissa Morrison, the Company’s former Chief Financial Officer and Treasurer, will continue to serve in a temporary capacity as the Company’s Interim Valuation Officer until the Company’s current Chief Valuation Officer returns from a family medical leave of absence, which is expected to end in May 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLADSTONE CAPITAL CORPORATION (Registrant)

	By:	/s/ David Gladstone
David Gladstone
March 15, 2016	Chief Executive Officer